EXHIBIT 10.7

                   MINERAL RIGHTS PURCHASE AND SALE AGREEMENT


         THIS MINERAL RIGHTS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is made as of the 6th day of December, 2004 (the "AGREEMENT DATE") by and among THE BRIMSTONE CO., formerly RSB Land Co. Huntsville, Tennessee, a Tennessee general partnership comprised of the Brimstone Trust, John W. Rollins, Jr., Patrick E. Rollins, Catherine R. Serby, Henry B. Tippie, the Estate of John W. Rollins, Sr., the W. H. Swain Irrevocable Trust, and Robert F. Worthington, Jr.
("SELLER"), and NATIONAL COAL CORPORATION, a Tennessee corporation, and its assigns ("BUYER").

                                   WITNESSETH

         WHEREAS, Seller is the owner in fee simple of certain mineral and related rights located on real property in Scott and Morgan Counties, Tennessee, consisting of approximately forty-four thousand four hundred sixty three (44,463) acres, more or less, as more particularly described on EXHIBIT A attached hereto and incorporated herein by reference (the "LAND"); said mineral, including but not limited to the coal mineral rights, and the oil and gas rights, and related rights (herein the "Mineral Rights") shall consist of all minerals located under the surface of the Land, including access thereto as provided and allowed under the Timber Deed hereafter specified, and all rights and interests of Seller in and to the Land not previously sold to Fund 7 Domestic, LLC, pursuant to a Special Warranty Deed ("Timber Deed") dated _______________, 2004, of record in Deed Book ______, Page ______, in the office of the Register of Deeds for Scott County, Tennessee; and

         WHEREAS, Seller desires and agrees to sell the Mineral Rights to Buyer and Buyer desires and agrees to purchase the Mineral Rights from Seller, pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties, Seller and Buyer agree as follows:

                                    AGREEMENT

         1. PURCHASE PRICE. The purchase price for the Mineral Rights is Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) (the "PURCHASE PRICE"). The Purchase Price for the Mineral Rights shall be payable as follows:

                  (a) the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) payable by Buyer's check or wire transfer as an earnest money deposit for the Mineral Rights (which, together with the earnest money deposit specified in subsection (b) below, is herein referred to as the "EARNEST MONEY") to be paid upon the full execution and delivery of this Agreement by Seller and Buyer, to be held by the Seller in an interest bearing account, as escrow agent (the "ESCROW AGENT"), in accordance with this Agreement.

                  (b) the sum of Fifty Thousand Dollars ($50,000.00) payable by Buyer's check or wire transfer as an additional earnest money deposit for the Mineral Rights to be paid on or before December 31, 2004, and to also be held by Escrow Agent in accordance with this Agreement.

                  (c) the Earnest Money shall be held pursuant to this Agreement by the Seller, as Escrow Agent, and agrees that the Earnest Money shall be invested in a manner acceptable to Buyer, and for all interest earned thereon to be applied to the

Purchase Price at closing. Buyer's federal tax identification number is 41-2077382.

                  (d) Subject to the provisions of this Agreement, the Earnest Money shall be applied to payment of the Purchase Price; and the balance of the Purchase Price shall be paid at the closing of the sale of the Mineral Rights and delivery of Seller's Deed, as defined below (the "CLOSING").

         2.       Seller's Deed and Assignment

                  A. SELLER'S DEED. Upon payment of the Purchase Price, Seller shall execute and deliver to Buyer a special warranty deed in form reasonably satisfactory to Buyer ("Deed"), conveying to Buyer or its nominee, good and marketable title to the Mineral Rights, including but not limited to any heretofore unpaid proceeds therefrom, in fee simple, free and clear of all liens, encumbrances, covenants, restrictions, easements, rights of way, claims, rights and other matters arising by, through or under Seller, except the following ("PERMITTED EXCEPTIONS"):

                  (a) all rights, interest, and conditions specified in the Timber Deed;

                  (b) public easements of record which will not materially impair the value of the Mineral Rights or the ability of Buyer to use the same for Buyer's intended use thereof ("Buyer's Intended Use");

                  (c) zoning and building laws, ordinances, resolutions and regulations;

                  (d) ad valorem real estate taxes and assessments for public improvements not then due and payable, which shall be pro-rated as of the Closing date, and adjusted when the actual taxes for the Mineral Rights have been allocated as between the Land and the mineral rights and assessed for the year 2005;

                  (e) any other matter relating to title and reflected on the Title Commitment (defined below) if not objected to by Buyer pursuant to the terms of Section 6 hereof; and

                  (f) any title exception created directly or indirectly by any act or omission of Buyer or its representatives, agents, employees or invitees.

                  The Deed and any other documents delivered to Buyer at Closing shall convey the Mineral Rights "as is" and there shall be no warranties express or implied, as to the quality, quantity, and all other attributes of the Mineral Rights. Further, although the books, records and other documentation of Seller may be made available to Buyer, Seller does not make any warranties as to the correctness or accuracy thereof.

                  B. Assignment. Upon payment of the Purchase Price, the Seller shall execute an Assignment transferring to the Buyer all of the Seller's right, title and interest in all oil and gas, and other contracts related to the mineral rights on the Land.

         3.       SELLER'S   REPRESENTATIONS   AND  WARRANTIES.   Seller  hereby
represents and warrants to Buyer as of the Agreement Date, and hereby agrees with Buyer that with respect to the Mineral Rights:

                  (a) Seller represents and warrants that it is the owner of the Land and the related contracts.


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


                  (b)      Seller  has  not  received   written  notice  of  any
condemnation proceedings affecting the Mineral Rights which are currently threatened or pending.

                  (c) All leases or contracts affecting all or any part of the Mineral Rights and any other party concerning the sale, conveyance, lease, or occupancy of any interest in the Mineral Rights or any part thereof, shall be disclosed to Buyer by Seller on or before December 15, 2004, copies of which the Seller shall provide to the Buyer, and Buyer may terminate this Agreement within the Inspection Period if any such leases or contracts are objected to (the "CONTRACTS"). Seller shall assign the Contracts to Buyer at the Closing by appropriate assignment, but "as is," without any warranties, express or implied.

                  (d) Seller has not received written notice of any pending or threatened actions, suits or proceedings against or affecting the Mineral Rights or any portion thereof, or relating to or arising out of the ownership, operation, management, use or maintenance of the Mineral Rights, except as specified on EXHIBIT B attached hereto. Seller shall furnish Buyer with all information available with respect to the scheduled litigation on or before December 15, 2004, and Buyer may terminate this Agreement within the Inspection Period if any such litigation is unacceptable to Buyer.

                  (e) At Closing, Seller shall deliver to Buyer a satisfactory written certificate complying under the Foreign Investment in Real Property Act and the regulations thereunder ("FIRPTA"), certifying that Seller is neither a foreign person nor subject to withholding under FIRPTA, and containing Seller's tax identification or social security number and address. Seller shall also furnish any affidavit reasonably required by Buyer or the Title Company pursuant to the Patriot Act.

                  (f) Seller has not received written notice of any attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws contemplated or pending or threatened against Seller or the Mineral Rights.

                  (g) All representations and warranties made by Seller in this Agreement are true and correct on the date made. At the Closing, Seller shall deliver to Buyer a certificate executed on behalf of each Seller reasonably acceptable to Buyer certifying that such representations and warranties are true and correct on and as of the Closing Date (as defined herein).

         4. CONDITIONS PRECEDENT. Unless the following conditions are satisfied or waived by Buyer on or before the expiration of the Inspection Period (as defined herein), Buyer may elect to terminate this agreement, subject to the terms of the last paragraph of this Section 4:

                  (a) The record title to the Mineral Rights shall be satisfactory to Buyer.

                  (b) During the Inspection Period, Buyer shall have completed a Phase I Environmental Assessment of the Mineral Rights and such other site investigations, tests and other examinations as it shall deem necessary or appropriate and shall have determined in its sole discretion that no "Hazardous Substances" (as hereinafter defined) have been ever manufactured, treated, stored, released or disposed of on, in or under the Land or any part thereof and there are no underground storage tanks on the Land. The environmental assessments completed for the benefit of Buyer must otherwise be acceptable to Buyer in all respects. For the purposes of this provision "HAZARDOUS SUBSTANCE" means and includes: (i) any hazardous, toxic or dangerous


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waste,  substance  or material  defined as such in (or for the  purposes of) the
Comprehensive  Environmental  Response,   Compensation  and  Liability  Act,  as
amended, and any so-called superfund or superlien law, or any other federal, state or local statute, law, ordinance, code, rule or regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, (ii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any federal, state or local governmental authority pursuant to any environmental, health and safety or similar law, code, ordinance, rule or regulation, order or decree in effect on the Agreement Date and which may or could pose a hazard to the health and safety of persons on or about the Land or any adjoining real property or cause damage to the environment, (iii) asbestos and pcbs, and (iv) petroleum in any form.

                  (c) Buyer shall have determined that all governmental permits and approvals necessary for Buyer's intended use of the Mineral Rights and the construction and operation of the necessary improvements for its operations have or can be obtained and that the Mineral Rights are not subject to any governmental regulations which would limit or restrict the development of the Mineral Rights for Buyer's Intended Use in a manner satisfactory to Buyer in its sole discretion.

         The conditions precedent set forth in this Section 4 are intended solely for the benefit of Buyer. If any of such condition(s) are not satisfied on or before expiration of the Inspection Period (as hereinafter defined), Buyer shall have the right, at its sole election, either to waive the condition(s) in question by written instrument of waiver, either in whole or in part, and proceed with the purchase or, in the alternative, terminate this Agreement by giving Seller written notice of such election by delivering written notice to Seller at any time on or before the expiration of the Inspection Period. If Buyer does not provide such written notice on or before the expiration of the Inspection Period, Buyer shall be deemed to have waived any such conditions. If this Agreement is terminated pursuant to this Section 4, the Earnest Money and all interest thereon shall be refunded to Buyer, and all parties shall be released from all further liabilities and obligations under this Agreement; provided, however that the indemnity obligations of the parties under this Agreement shall survive termination.

         5. APPROVAL OF MINERAL RIGHTS. Commencing on the Agreement Date and continuing until January 31, 2005, (the "INSPECTION PERIOD"), Seller shall afford Buyer and its representatives a continuing right to inspect the Mineral Rights and to enter upon the Land and conduct engineering studies, and make surveys at reasonable hours. Buyer shall notify Seller within a reasonable time prior to accessing the Mineral Rights by providing the name of the person or entity who will enter the Land to conduct an inspection or test and the date of such inspection or test. Anyone entering the Land on behalf of Buyer shall leave all gates in the opened or closed position, as found at the time of entry. Buyer shall indemnify and hold Seller harmless from and against any loss, claim or liability arising or resulting from any physical damage to the Land or injuries to persons or property resulting from the inspections made by Buyer or Buyer's agents or representatives. If for any reason, in Buyer's sole and absolute discretion, Buyer is not satisfied with the Mineral Rights in any respect, then Buyer may terminate this Agreement by delivering written notice to Seller at any time on or before the expiration of the Inspection Period.

         If Buyer terminates this Agreement pursuant to Section 4 or Section 5, the Earnest Money shall be refunded to the Buyer by the Escrow Agent. If Buyer closes on the purchase of the Mineral Rights, the Earnest Money together with any interest earned thereon shall be applied to payment of the Purchase Price at Closing. In the event the transaction contemplated by this Agreement is not consummated, Buyer, at its


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


sole cost and expense, shall restore the Land and the Mineral Rights, as nearly as possible, to their condition prior to Buyer's tests and inspections if changed due to such tests and inspections.

         6. TITLE INSURANCE. Buyer may obtain at Buyer's expense a commitment for an owner's policy of title insurance ("TITLE COMMITMENT") from a title company acceptable to Buyer (the "TITLE COMPANY") within the Inspection Period and shall provide a copy of the Title Commitment to Seller within a reasonable time thereafter. If the Title Commitment shows either that Seller does not have good and marketable fee simple title to the Mineral Rights, or that there are any defects, liens, or any encumbrances or any other matters that are not acceptable to Buyer, Buyer may notify Seller within the Inspection Period of same. By not later than February 20, 2005, (the "CURE PERIOD"), Seller shall have taken and completed all actions as are necessary to (A) render the title to the Mineral Rights marketable and in accordance with the foregoing requirements and/or (B) remove any such defects, liens and encumbrances, except for any monetary liens which Seller shall pay at Closing and provide Buyer satisfactory evidence of payment and release. If Seller fails within the Cure Period to (a) eliminate any such defects, liens and encumbrances, and (b) obtain an endorsement deleting such matters as exceptions in the Title Commitment and the title policy, Buyer shall have the option to accept the status of the title subject to such defects, liens or encumbrances and other matters and proceed with this Agreement, or give Seller written notice of termination on or before the date five (5) days after expiration of the Cure Period, in which event the Earnest Money and interest thereon shall be refunded to Buyer and this Agreement shall terminate and Buyer shall be released of all liabilities and obligations under this Agreement; provided, however that the indemnity obligations of the parties under this Agreement shall survive termination.

         7. SURVEY. Within sixty (60) days following the Agreement Date, Buyer may, at its sole cost and expense, obtain a survey of the Land that shall delineate the exact boundary lines of the Land. Said metes and bounds descriptions shall then become a part of this Agreement without the necessity of any further action by any party hereto, and, in addition to the Deed required above, which shall be based upon the descriptions in the vesting deeds to Seller, said metes and bounds description for the Mineral Rights shall be used in a quitclaim deed to be delivered from Seller to Buyer at Closing. Buyer shall notify Seller of any objections to survey matters within the Inspection Period.

         8. CLOSING DATE. If Buyer has not terminated this Agreement in accordance with Sections 4, 5 or 6 above, then delivery of Seller's Deed and all other closing documents to be delivered by Seller to Buyer and payment of the balance of the Purchase Price, in accordance with the provisions of Section 1 hereof, shall be made on or before February 28, 2005 ("Closing Date"). The parties shall close the purchase of the Mineral Rights at the office of Tennessee Valley Title Company in Knoxville, Tennessee. Seller shall pay the cost of preparing the Deed and one-half of the costs of the Title Company for conducting Settlement Buyer shall pay the Tennessee conveyance tax applicable to the Deed and shall pay one-half of the costs of the Title Company for conducting Settlement. In addition the Buyer shall pay for Buyer's owner's title insurance policy. Buyer shall also pay for any survey. Any transfer or recording taxes and fees associated with any loan, deed of trust or mortgage obtained by Buyer shall be the sole responsibility of Buyer. Seller shall pay recordation charges incurred in recording any documents necessary to remove any title objections or encumbrances. Each party shall pay its own attorneys' fees and for any other obligations incurred by such party.

         9.       POSSESSION.   Exclusive  possession  of  the  Mineral  Rights,
subject to the


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


reservation of mineral rights and access thereto, as specified in the Deed, shall be given to Buyer on the date of Closing.

         10. REAL ESTATE TAXES. Prior to the Closing, Seller shall pay all real estate taxes which became a lien prior to the calendar year of the Closing and all assessments for public improvements, general and special. The real property taxes and assessments on the Mineral Rights for the calendar year of the Closing shall be prorated (based on a 365-day year) as of the date of Closing in accordance with the custom of SCOTT COUNTY, TENNESSEE. If the taxes to be prorated cannot be determined, an adjustment for prorated real estate taxes will be made by agreement of the parties once the necessary information has been made available by the taxing authorities, based on the principle of proration stated in the preceding sentence.

         11. ACCESS TO MINERAL RIGHTS AND SELLER' COOPERATION. At all times prior to the Closing and subject to the provisions of Section 5 above, Buyer shall have the right to enter upon the Land for the purposes of conducting environmental and engineering studies and investigations, surveys, planning and other testing and exploration work necessary or appropriate to formulate plans for Buyer's Intended Use; provided that Buyer, at its sole cost and expense, shall restore the surface of the ground as nearly as possible to its original condition. Seller agrees to cooperate with and assist Buyer in connection with Buyer's efforts to satisfy all conditions precedent to its obligation to purchase the Mineral Rights and comply with all reasonable requests of Buyer and, to cooperate with Buyer's efforts to obtain any governmental permits and approvals required by Buyer; provided, however, Seller shall not be responsible for any costs and/or expenses associated therewith, nor shall Seller be obligated to attend hearings or meetings in connection therewith.

         12. NOTICES. Any notice or other writing required or permitted to be given to a party under this Agreement shall be given in writing and shall be
(i) delivered by hand or (ii) delivered through the United States mail, postage prepaid, certified, return receipt requested, or (iii) delivered through or by UPS, Federal Express, Express Mail, Airborne, Emery, Purolator or other expedient mail or package service, addressed to the parties at the addresses set forth below. Any notice or demand that may be given hereunder shall be deemed complete; (a) upon depositing any such notice or demand in the United States mail with proper postage affixed thereof, certified, return receipt requested;
(b) upon depositing any such notice or demand with UPS, Federal Express, Express Mail, Airborne, Emery, Purolator, or other expedient mail or package delivery, or (c) upon hand delivery to the appropriate address as herein provided. Any party hereto may change said address by notice in writing to the other parties in the manner herein provided. The appropriate address for notice hereunder shall be the following:


                  Seller:              The Brimstone Co.
                                       W.H.Swain, Managing Partner, and Don C.
                                       Stansberry, Jr.
                                       c/o Stansberry, Petroff, Marcum & Blakley
                                       3 Courthouse Square
                                       Huntsville, TN


                  Buyer:               National Coal Corporation
                                       8915 George Williams Road
                                       Knoxville, TN  37923
                                       Attn:  Jon E. Nix, President


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                  With a copy to:      Charles W. Kite, General Counsel
                                       National Coal Corporation
                                       8915 George Williams Road
                                       Knoxville, TN  37923


         13.      REMEDIES.

                  (a) In the event that Buyer terminates this Agreement pursuant to Sections 4, 5, or 6 hereof, neither Seller nor Buyer shall have any rights, claims or liabilities hereunder, at law or in equity, or otherwise with respect to the Mineral Rights or any of the agreements set forth herein and the Escrow Agent shall deliver the Earnest Money, together with interest earned thereon, to Buyer, and all parties shall be released of all liabilities and obligations hereunder; provided, however, that the indemnity obligations of the parties under this Agreement shall survive such termination.

                  (b) If this Agreement has not been terminated in accordance with any of its provisions at or prior to Closing and Seller fails to close the purchase at Closing or otherwise breaches this Agreement, the Escrow Agent shall deliver the sum of the Earnest Money together with all interest earned thereon, to Buyer, and Buyer may seek such remedies at law or in equity as may be available to Buyer, including the right of specific enforcement.

                  (c) If this Agreement has not been terminated in accordance with any of its provisions at or prior to Closing and Buyer fails to close the purchase and pay the balance of the Purchase Price at Closing, the Escrow Agent shall deliver the sum of the Earnest Money, together with all interest earned thereon, to Seller, which sum shall be Seller's full liquidated damages, the parties hereby agreeing that such sum constitutes the parties' reasonable estimate of the damages which Seller would sustain on account of such default by Buyer and that Seller's actual damages in such circumstances would be difficult, if not impossible, to determine, and therefore, the parties hereby fix such amount as liquidated damages. Seller expressly acknowledges and agrees that the delivery of the Earnest Money together with interest earned thereon, shall be Seller's sole and exclusive remedy at law or in equity in the event of Buyer's failure to perform its obligations hereunder.

         14. BROKERS. Buyer and Seller each represent and warrant to the other that no agent, broker or finder has acted for them in connection with this Agreement. Buyer and Seller each shall indemnify, defend and save the other harmless from and against any claims for brokerage commissions or finders fees resulting from a breach of the foregoing representations and warranties.

         15. AGREEMENT DATE. "Agreement Date" shall mean the date on which this Agreement is executed by the last party to sign this Agreement.

         16.      ENTIRE  AGREEMENT.   This  Agreement  constitutes  the  entire
agreement between Seller and Buyer and no amendment or modification of this Agreement may be made except by an instrument in writing signed by all parties.

         17. VENUE. This Agreement is made and entered into in SCOTT COUNTY, TENNESSEE, and the interpretation and enforcement of same shall be governed by and


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


construed in accordance  with the laws of the State of Tennessee.  Venue for any
judicial  proceeding   involving  this  Agreement  shall  be  in  SCOTT  COUNTY,
TENNESSEE, each party hereto specifically waiving privilege of venue.

         18. WAIVER OF JURY TRIAL. In the event of any action or proceeding, (including without limitation, any claim, counterclaim, cross-claim or third party claim) arising out of or, relating to this Agreement, or the transaction contemplated by this Agreement (i) the prevailing party shall be entitled to recover all of its costs and expenses, including a reasonable attorneys' fees and costs, and (ii) a court shall determine all issues of law and fact, a jury trial being expressly waived.

         19. TIME OF THE ESSENCE. Time is declared to be of the essence of this Agreement.

         20.      MISCELLANEOUS.

                  (a) This Agreement shall constitute a binding contract between Seller and Buyer and shall be binding upon and inure to the benefit of the respective successors and assigns of Seller and Buyer. Buyer shall have the right at any time to assign, in whole or in part, its rights under this Agreement to any party or parties ("Permitted Assignee(s)"). Seller may assign its rights to receive the proceeds of sale, subject to the terms of this Agreement, to a third party; but Seller shall not convey a fee simple interest in the Mineral Rights without Buyer's written consent. Promptly after any such assignment(s) by Buyer, Buyer will furnish Seller with an executed copy of the assignment and thereafter the word "Buyer" as used in this Agreement shall be deemed to mean the Permitted Assignee(s) under such assignment. Only the representations, warranties and agreements contained in documents signed in connection with the closing of the sale shall survive the closing.

                  (b) Severability. In the event any one or more of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein.

                  (c) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

                  (d) Contracts. After the execution of this Agreement, Seller shall not enter into any further agreements with any third parties with respect to the Mineral Rights, including any further timber contracts, and any existing timber contracts shall be listed on Schedule 3(c) of this Agreement. Buyer agrees to honor any scheduled timber agreements, and shall be entitled to all payments due thereunder. All Contracts shall be assigned to Buyer at Closing.

                  (e) Records. From and after the date of execution of this Agreement, the Seller shall make available to the Buyer all records in Seller's possession that are available to Seller with respect to the Mineral Rights. Such records shall be made available at the offices of Seller. Buyer shall have the right to make copies of any such records.

                  REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

         IN  WITNESS   WHEREOF,   the   parties   hereto  by  their   authorized
representatives have executed this Agreement as of the dates listed below their respective signatures.



                        SELLER:

                        THE BRIMSTONE CO., formerly RSB Land Co. Huntsville, Tennessee, a Tennessee general partnership


                        By:      /s/ W.H. Swain
                            ------------------------------------------------
                                 W.H. Swain, Managing Partner


                        Date Signed:
                                    ----------------------------------------




                        BUYER:

                        NATIONAL COAL CORPORATION, a Tennessee Corporation



                        By:     /s/ Charles W. Kite
                            ------------------------------------------------
                                Charles W. Kite, Senior Vice President

                        Date Signed:
                                    ----------------------------------------

                                  ESCROW AGENT


         The undersigned joins herein for the purpose of agreeing to serve as Escrow Agent, subject to the provisions of this Agreement.


                        The Brimstone Company


                        By:
                           -----------------------------------------------------


                        Printed Title:
                                      ------------------------------------------

                        Date Signed:
                                    --------------------------------------------

                                    EXHIBIT A

                             DESCRIPTION OF THE LAND

                                    EXHIBIT B

                                    LAWSUITS


1.       Lawsuit with L.A. Newport regarding approximately 8-10 acres.

2. Partition lawsuit with regarding Walker Heirs Trace (Walker Heirs own .2% and Seller owns .8% of approximately 600-700 acres.


NOTE:  Documentation of each of these matters will be provided to Buyer.



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